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                                                                  EXHIBIT (8)(o)
                                 January, 2000



Dear Sir or Madam:

     This letter sets forth the agreement between Scudder Kemper Investments, Inc. ("Scudder Kemper") and American General Life Insurance Company (the "Company") concerning certain administrative services to be provided by you on a sub-administration basis, with respect to Portfolios (as defined below) of the Kemper Variable Series (the "Fund").

     1. Administrative Services and Expenses. Administrative services for the Accounts (as defined below) which invest in Portfolios of the Fund pursuant to the Participation Agreement among the Company, the Fund, Kemper Distributors, Inc., ("KDI"), and Scudder Kemper (the "Participation Agreement") and for purchasers of Variable Insurance Products (as defined below) are the responsibility of the Company. Administrative services for the Portfolios, in which the Accounts invest, and for purchasers of shares of the Portfolios, are the responsibility of the Fund, KDI or Scudder Kemper. Capitalized terms not defined herein shall have the meanings ascribed to them in the Participation Agreement.

          The Company has agreed to assist Scudder Kemper, as Scudder Kemper may request from time to time, with the provision of administrative services ("Administrative Services") to the Portfolios, on a sub-administration basis, as they may relate to the investment in the Portfolios by the Accounts. It is anticipated that Administrative Services may include (but shall not be limited to) the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Variable Insurance Products supported by the Accounts with allocations to the Portfolios; the provision of various reports for the Fund and for submission to the Fund's Board of Trustees; the provision of shareholder support services with respect to the Portfolios; such services listed on Schedule A attached hereto and made a part hereof.

     2. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this Agreement, Scudder Kemper agrees to pay the Company on a quarterly basis an amount set forth in Schedule B attached hereto and made a part hereof.
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January, 2000
Page 2

          The expense payment contemplated by this Paragraph 2 shall be calculated by Scudder Kemper at the end of each calendar quarter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by Scudder Kemper and such other supporting data as may be reasonably requested by American General. Scudder Kemper shall make the quarterly expense payment to the Company within 20 days after the end of each calendar quarter.

     3. Nature of Payments. The parties to this letter agreement recognize and agree that Scudder Kemper's payments to the Company relate to Administrative Services only. The amount of administrative expense payments made by Scudder Kemper to the Company pursuant to Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of Scudder Kemper.

     4. Term. This letter agreement shall remain in full force and effect for so long as the assets of the Portfolios are attributable to amounts invested by the Accounts under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

     5. Termination. This letter agreement may be terminated by either party upon 90 days' advance written notice or immediately upon termination of the Participation Agreement or upon the mutual agreement of the parties hereto in writing. In the event of a termination of this letter agreement, the administrative expense payments made by Scudder Kemper to the Company pursuant to Paragraph 2 of this letter agreement shall continue with respect to assets of the Portfolios attributable to Accounts of the Company (not including investments made after the date of termination) for a period of one year from the date of termination of this letter agreement; provided however, that Scudder Kemper shall not be required to make such payments for any time period where Scudder Kemper has ceased to serve as investment manager for the Fund.

     6. Representation. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.
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January, 2000
Page 3

     7. Subcontractors. The Company may, with the consent of Scudder Kemper, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of the Company required by this letter agreement, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

     8. Authority. This letter agreement shall in no way limit the authority of the Fund, KDI or Scudder Kemper to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or sale of its shares. The Company understands and agrees that the obligations of Scudder Kemper under this letter agreement are not binding upon the Fund.

     9. Indemnification. This letter agreement will be subject to the indemnification provisions in Article VIII of the Participation Agreement.

     10. Miscellaneous. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing. This letter agreement may not be assigned by either party hereto, by operation of law or otherwise, without the prior written consent of the other party, except that either party may assign this agreement to an affiliate. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify Scudder Kemper promptly if for any reason it is unable to perform fully and promptly any of its obligations under this letter agreement.

     11. Notice. Any notice required to be sent hereunder shall be sent in accordance with the Participation Agreement.
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January, 2000
Page 4

     If this letter is consistent with the Company's understanding of the matters discussed herein concerning administrative expense payments, kindly sign below and return a signed copy to Scudder Kemper.

                         Very truly yours,


                         Scudder Kemper Investments, Inc.

                         By:_____________________________________

                         Name:___________________________________

                         Title:__________________________________


                         American General Life Insurance Company

                         Acknowledged and Agreed
                         this _____th day of January, 2000

                         By:_____________________________________

                         Name:___________________________________

                         Title:__________________________________

Attachment:  Schedule A
             Schedule B
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                                  SCHEDULE A



I.  Fund related contractowner services

    . Certain costs associated with dissemination of Fund prospectus to existing contractowners, as provided in the Participation Agreement.

    . Fund proxies (including facilitating distribution of proxy material to contractowners, tabulation and reporting).

    . Telephonic support for contractowners with respect to inquiries about the Fund (not including information related to sales).

    . Communications to contractowners regarding performance of the account and the Designated Portfolios.

II.  Sub-Accounting Services

    . Aggregating purchase and redemption orders of the Account for sales of the Portfolios.

    . Processing and reinvesting dividends and distributions of the Portfolios held by the Account.

III.  Other administrative Support

    . Providing other administrative support to the Fund as mutually agreed between the Company and the Fund, Scudder Kemper or KDI.
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                                   SCHEDULE B



     Scudder Kemper agrees to pay the Company a quarterly amount based on the following: 4.25 basis points (.0425%) [i.e., 0.17% on an annual basis] of the average daily net asset balance of Fund shares held in the Accounts.

     For the month and year in which this letter agreement becomes effective or the expense payment terminates, there shall be an appropriate proration on the basis of the number of days that the expense payment is in effect during the quarter.